                                  EXHIBIT 21

                                 SUBSIDIARIES

                                             STATE OR COUNTRY     PERCENTAGE
COMPANY                                      OF INCORPORATION     OWNED
-------------------------------------------  -------------------- --------------
Research in Acoustics, Inc..................       New York             100%
IAC Realty Corporation......................       New York             100%
IAC Development Corporation.................       New York             100%
Industrial Acoustics Company, Ltd...........        England             100%
Intra-Acoustics Company, Ltd................        Canada              100%
Industrial Acoustics Company, S.C. Inc. ....    South Carolina          100%